Exhibit 12

                                       Continental Global Group, Inc.
                             Computation of Ratio of Earnings to Fixed Charges

                                      (In thousands, except for ratios)


                                                                           Years ended December 31
                                                   2002            2001             2000            1999            1998
                                               ------------------------------------------------------------------------------

Computation of Earnings:
Income (loss) before income taxes and
   accounting changes                             $ (8,689)       $ (8,413)       $ (11,200)      $  (8,728)       $   1,302
Add:
   Interest expense (1)                             15,408          15,787           15,826          15,225           14,658
   Portion of rent expense representative
     of an interest factor                             677             703              691             815              800
                                               ------------------------------------------------------------------------------

Earnings                                          $  7,396        $  8,077        $   5,317       $   7,312         $ 16,760
                                               ==============================================================================

Computation of Fixed Charges:
   Interest expense                               $ 15,408        $ 15,787         $ 15,826        $ 15,225         $ 14,658
   Portion of rent expense representative
     of an interest factor                             677             703              691             815              800
                                               ------------------------------------------------------------------------------

Fixed Charges                                     $ 16,085        $ 16,490        $  16,517        $ 16,040         $ 15,458
                                               ==============================================================================

Ratio of Earnings to Fixed Charges                        - (2)           -  (3)         -   (4)         -   (5)       1.08
                                               ==============================================================================

(1) Amortization of deferred financing costs of $520 is included in interest expense.

(2) Earnings were inadequate to cover fixed charges in the year ended December 31, 2002 by $8,689.

(3) Earnings were inadequate to cover fixed charges in the year ended December 31, 2001 by $8,413.

(4) Earnings were inadequate to cover fixed charges in the year ended December 31, 2000 by $11,200.

(5) Earnings were inadequate to cover fixed charges in the year ended December 31, 1999 by $8,728.